Exhibit 99.1
Navitas Announces Plans for 200mm GaN Production with PSMC

Next-phase strategy expected to strengthen supply chain, drive innovation, and improve cost efficiency—supporting GaN’s ramp into AI data centers, EVs, solar, and home appliances.

TORRANCE, Calif., July 01, 2025 — Navitas Semiconductor (Nasdaq: NVTS), the industry leader in next-generation GaNFast™ gallium nitride (GaN) and GeneSiC™ silicon carbide (SiC) power semiconductors, today announced a strategic partnership with Powerchip Semiconductor Manufacturing Corporation (PSMC or Powerchip), to start production and continue development of best-in-class 200mm GaN-on-silicon technology.
Navitas' GaN IC portfolio is expected to use Powerchip’s 200mm in Fab 8B, located in Hsinchu, Taiwan. The fab has been operational since 2019 and supports various high-volume manufacturing processes for GaN, ranging from micro-LEDs to RF GaN devices.
Powerchip’s capabilities include an improved 180nm CMOS process, offering smaller and more advanced geometries, which bring improvements in performance, power efficiency, integration, and cost. “200mm GaN-on-silicon production on a 180nm process node enables us to continue innovating higher power density, faster, and more efficient devices while simultaneously improving cost, scale, and manufacturing yields”, said Dr. Sid Sundaresan, SVP of WBG Technology Platforms at Navitas.
Powerchip is expected to manufacture Navitas’ GaN portfolio with voltage ratings from 100V to 650V, supporting the growing demand for GaN for 48V infrastructure, including hyper-scale AI data centers and EVs. Qualification of initial devices is expected in Q4 2025. The 100V family is expected to start production first at Powerchip in 1H26, while the company expects 650V devices will transition from Navitas’ existing supplier, TSMC, to Powerchip over the next 12-24 months.
Navitas recently made several announcements in the AI data center, EV, and solar markets, including its collaboration with NVIDIA to support GaN and SiC technologies for 800V HVDC architectures for 1 MW IT racks and beyond. Enphase announced that its next-generation IQ9 would include Navitas’ 650 V bi-directional GaNFast ICs, and Changan Automobile announced its first commercial GaN-based OBC (on-board charger) using Navitas' GaNSafe technology.
“We are proud to partner with Powerchip to advance high-volume 200 mm GaN-on-silicon production and look forward to driving continued innovation together in the years ahead,” said Gene Sheridan, CEO and co-founder of Navitas. “Through our partnership with Powerchip, we are well-positioned to drive sustained progress in product performance, technological evolution, and cost efficiency.”
"Powerchip has collaborated with Navitas on GaN-on-Si technology for years, and we're thrilled to announce that product qualification is nearly complete - bringing us to the verge of mass production”, said Martin Chu, President and Director at Powerchip. “Building on this strong partnership, Powerchip is committed to expanding our cooperation and continuously supporting Navitas in exploring and growing the GaN market.”
About Powerchip Semiconductor Manufacturing Corporation
Powerchip Semiconductor Manufacturing Corporation (PSMC) is a Taiwanese semiconductor foundry that develops, manufactures, and distributes advanced memory components and other integrated circuits. Founded in 1994, PSMC operates multiple 12-inch and 8-inch wafer fabs, offering foundry services, design, manufacturing, and testing services. They are recognized for their expertise in developing and manufacturing a range of semiconductor products, including power integrated circuits, discrete components, and image sensors.
About Navitas
Navitas Semiconductor (Nasdaq: NVTS) is the only pure-play, next-generation power-semiconductor company, celebrating 10 years of power innovation, founded in 2014. GaNFast™ power ICs integrate gallium nitride (GaN) power and drive, with control, sensing, and protection to enable faster charging, higher power density, and greater energy savings. Complementary GeneSiC™ power devices are optimized high-power, high-voltage, and high-reliability silicon carbide (SiC) solutions. Focus markets include AI data centers, EV, solar, energy storage, home appliance / industrial, mobile, and consumer. Over 300 Navitas patents are issued or pending, with the industry’s first and only 20-year GaNFast warranty. Navitas was the world’s first semiconductor company to be CarbonNeutral®-certified.
Navitas Semiconductor, GaNFast, GaNSense, GeneSiC, and the Navitas logo are trademarks or registered trademarks of Navitas Semiconductor Limited and affiliates. All other brands, product names, and marks are or may be trademarks or registered trademarks used to identify products or services of their respective owners.
Forward-Looking Statements
Statements and information in this press release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are made pursuant to the “safe harbor” provisions of such Act. Forward-looking statements may be identified by the use of words such as “we expect” or “are expected to be,” “estimate,” “plan,” “project,” “forecast,” “intend,” “anticipate,” “believe,” “seek,” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions and expectations.
The risks, uncertainties, assumptions and other factors that could cause actual events or results to differ from the events or results predicted or implied by our forward-looking statement include those risk factors discussed in our filings with the SEC, including those disclosed under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2024, our quarterly report on Form 10-Q for the quarter ended March 31, 2025 and subsequent quarterly reports. Navitas may elect to update these forward-looking statements at some point in the future, but specifically disclaims any obligation to do so.
Contact Information
Llew Vaughan-Edmunds, Sr Director, Product Management & Marketing
info@navitassemi.com